Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) shall be effective as May 1, 2012 (the “Effective Date”), by and between Tredegar Corporation, a Virginia corporation, acting on its own behalf and on behalf of its applicable subsidiaries and affiliates (“Company”), and MOMO Partners LLC, a Virginia limited liability company (“Consultant”).

In consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Retention as Consultant.  Company hereby retains Consultant to render certain consulting and advisory services to Company and Consultant hereby agrees to perform such services on the terms and conditions set forth herein. The Company shall have no obligation to work with, or pay for the Services (as hereinafter defined) of any employee of Consultant other than Monica Moretti.

2.      Duties of Consultant.  Consultant hereby agrees to perform the services set forth in Exhibit A attached hereto made a part hereof, as may be amended from time to time, and such other services as are mutually agreed to in writing between the parties (collectively, the “Services”).  To the extent that Consultant desires to perform its Services at the offices of the Company, Company shall make such office space available to the Consultant, and for the purposes of scheduling Company understands that Consultant generally expects to be at the Company’s offices from 8:30 a.m. to 2:30 p.m. on  Wednesday and Thursday of each week during the term of this Agreement (“Regular Office Hours”), provided, however that such Regular Office Hours may vary in order to accommodate scheduling and other conflicts that may arise from time to time.  In addition, Consultant shall not have any obligation to perform any Services hereunder and/or to make Ms. Moretti available to the Company hereunder during any days of (a) the months of July and August, (b) the last two weeks of December, or (c) the first week of January, except as Consultant may elect in its sole discretion.

Consultant represents and warrants that the Services will reflect the level of skill, knowledge and judgment reasonably expected or required of consultants performing comparable services, and that the Services will be performed strictly in accordance with the terms of this Agreement.

3.            Compensation.  In return for the Services to be provided hereunder, Consultant will be paid a monthly fee of $12,000 (the “Consulting Fee”).  The amount of this Consulting Fee is based on an hourly fee of $300 per hour (the “Hourly Fee”), and the parties’ expectation that in performing the Services hereunder Consultant’s aggregate monthly hours averaged over the term of this Agreement will approximate 48 hours per month for an annual aggregate of 480 hours.  If in any Initial Term (as such capitalized term is hereinafter defined) or any Renewal Term (as such capitalized term is hereinafter defined), the Consultant’s actual annual hours worked fall below or above 480 hours, the parties hereby agree to resolve the discrepancy in a fair and equitable manner based on the amount that would have been invoiced had the Consultant’s time been billed based on an Hourly Fee rather than the Consulting Fee.  Any such credit or payment as the parties shall agree to shall be resolved within thirty (30) days after the end of the applicable Initial Term or Renewal Term.

The Consulting Fee shall be Consultant’s sole compensation for the Services, and Consultant shall bear its own out-of-pocket costs and expenses (including travel, overhead and office expenses) incurred in connection with the Services, unless Company specifically agrees in advance to pay such expenses.   In the event Company agrees to compensate Consultant for any costs or expenses, Company shall reimburse Consultant for its actual and reasonable costs and expenses; provided that Consultant obtain Company’s prior written approval to incur such costs and expenses and provided that Consultant forwards documents evidencing such costs or expenses to Company with the invoice covering such costs or expenses.  Consultant shall submit invoices to Company on a monthly basis giving a full breakdown of all time spent and all materials used.  Company shall pay each invoice within thirty (30) days of the date of receipt thereof; however, if Company objects to all or any portion of any invoice, Company shall notify Consultant of the same, give reasons for the objection and pay only that portion of the invoice not in dispute.  Consultant and Company’s representative shall confer to resolve any disputed invoices.

4.      Scope of Services.  Nothing in this Agreement shall be interpreted or construed to obligate Company to retain Consultant exclusively, for the performance of any specific amount of services, or to any time frame for requiring such services.  Company shall be free to utilize the services of other consultants.

5.      Place Where Services Will Be Rendered.  Consultant will perform the Services under this Agreement at its offices, at the Company’s offices in Richmond, VA and such other locations as mutually agreed.

6.      Reporting.  Consultant will provide, upon Company’s request, oral and/or written reports to Company’s Chief Executive Officer, or such other person as the Chief Executive Officer may designate from time to time.  Such reports shall include, but not be limited to, updates on the specific Services.

7.      Independent Contractor.  Consultant agrees, and Ms. Moretti agrees, that it and she are independent contractors. Nothing in this Agreement or to be done pursuant to its terms and conditions is intended to, nor shall it, create a partnership, joint venture, principal-agent or employer-employee relationship between Company and Consultant or the Company and Ms. Moretti.  Consultant shall be responsible for all taxes and recordkeeping in connection with amounts paid to it hereunder and neither Consultant nor Ms. Moretti shall have any right to participate in any of Company’s employee benefit or welfare plans (other than any rights which have previously vested by virtue of Ms. Moretti’s former employment with the Company).

8.      Term.  The term of this Agreement will commence as of the Effective Date and shall continue for one year thereafter (the “Initial Term”).  After the Initial Term, this Agreement will automatically renew for subsequent one year term(s) (each a “Renewal Term”) unless earlier terminated as provided herein.

9.      Termination.  Notwithstanding Section 8 hereof, this Agreement may be terminated at any time during the Initial Term or any Renewal Term hereof by either the Company or the Consultant with at least sixty (60) days prior written notice to the other party and specifying the early termination date (the “Early Termination Date”).  Termination of this Agreement shall not affect Consultant’s right to receive any accrued but unpaid portions of the Consulting Fee, but any such payment shall be based on the Hourly Fee and the time actually worked from the beginning of the applicable Initial Term or Renewal Term until the Early Expiration Date.  As a result, the Consultant hereby acknowledges and agrees that it may be required to refund to the Company a portion of the aggregate amount of the Consulting Fee previously paid by the Company if the hours actually worked are less than the amount paid based on the Hourly Fee amount, and such payment shall be made within thirty (30) days of the Early Termination Date.   Notwithstanding this Section 9, the Company shall have no obligation to make any payment of the accrued but unpaid portions of the Consulting Fee if such termination is a result of a material breach by Consultant of the terms of this Agreement or Consultant’s willful misconduct or negligence in the performance of the Services.

10.    Confidential Information.  Consultant acknowledges that in her performance of the Services, Consultant will acquire information and materials from Company that are and shall be considered confidential and proprietary.  For purposes of this Agreement, “Confidential Information” shall mean written, graphic, oral, or computerized information and/or data relating to operations, sales, pricing, marketing, engineering, legal, technical, systems or financial aspects of Company and/or the Services.  Consultant agrees to hold the Confidential Information in strict confidence, not to disclose it to others or to use it in any way, except as is necessary in the performance of the Services, and not to allow any unauthorized person access thereto, either before or after expiration or termination of this Agreement, without the prior written consent of Company in each instance.  Confidential Information may include, without limitation, records, procedures, contracts, reports, charts, schedules, plans, analyses, programs, surveys, statistical information, maps and engineering documents, and any information related thereto.  Confidential Information shall also include, without limitation, all memoranda, notes, reports, and documents relating to any Confidential Information, and all copies and extracts and all computer-generated studies and data developed relating to any Confidential Information.  Confidential Information shall not include any information which (a) is or becomes available to the public other than through breach of a duty of confidentiality, (b) was properly in the possession of Consultant prior to obtaining it from Company, free from any duty of confidentiality or (c) otherwise lawfully becomes available to Consultant free from any duty of confidentiality.  Information which would otherwise be deemed confidential hereunder but which has been given to Consultant by Company prior to the formal execution of this Agreement, or was known by Ms. Moretti in connection with her previous employment with the Company, shall be deemed to be covered and subject to the terms of this Agreement.

Consultant agrees to hold the Confidential Information in strict confidence and take all actions reasonably necessary and satisfactory to Company to protect the confidentiality of the Confidential Information.  At the request of Company, or in any event upon termination of this Agreement or the Services, Consultant will return to Company any written or other materials Consultant has received from Company in connection with the performance of this Agreement.  It is expressly agreed and acknowledged that disclosure of any of the Confidential Information may irreparably harm Company and that money damages for such breach will not be adequate or measurable.  Therefore, it is agreed that Company may, in addition to money damages, seek such equitable remedies as it may deem appropriate to minimize its damages, including, but not limited to, seeking a temporary restraining order, temporary injunction or permanent injunction.  Should Consultant have actual knowledge of a breach, it agrees to cooperate with Company in seeking and obtaining such court orders as Company reasonably deems appropriate.  The duties set forth in this Section 10 shall survive the termination or expiration of this Agreement.

11.    Proprietary Information.  Consultant agrees that all work product of Consultant developed in connection with this Agreement (the “Company’s Property”), including without limitation any memoranda, reports, notes, documents, software (including source code), processes, analyses, programs, operations, products, specifications, improvements or other property, shall be deemed to be a work made for hire, belonging exclusively to Company, with Company having the right to obtain and to hold in its own name copyrights, registrations, or such other protections as may be appropriate to the subject matter, and any extension or renewals thereof.  Consultant agrees that it shall, at Company’s request, do whatever is necessary to secure Company’s rights to the Company’s Property by assignment, copyright, patent or otherwise, provided that Consultant shall be entitled to reimbursement of its reasonable out-of-pocket costs in connection with complying with such request by Company.

In performing the services hereunder, Consultant agrees that it shall not use any material or product, including without limitation any software, processes, operations, reports, or documents, the use of which by it or Company could constitute or result in an infringement or other violation of any copyright, trade secret, trademark, patent, or other proprietary right of any third party.

12.    Non-Competition, Non-Solicitation, Non-Interference, Exclusivity.

(a)      Consultant acknowledges that in the course of providing the Services pursuant to this Agreement it will become familiar with Company’s employees, customers, suppliers and trade secrets and with other Confidential Information.  Therefore, Consultant agrees that, during the term of this Agreement and for two years following termination or expiration of this Agreement, as applicable (the “Non-Interference Period”), it will not directly or indirectly through another person (i) induce or attempt to induce any employee of Company to leave the employ of Company, or in any way interfere with the relationship between Company and any employee thereof, (ii) hire any person who was an employee of Company at any time during the term of this Agreement, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company.

(b)      During the Non-Interference Period, Consultant agrees that it will not directly or indirectly through another person take any action that might interfere with or disrupt Company’s business or its relationships with its customers, suppliers or employees.

(c)      Consultant agrees that during the term of this Agreement and for two years following termination or expiration of this Agreement, as applicable, it will not directly or indirectly, either for itself or any other person, own, manage, control, participate in, consult with, render services to or for or in any manner engage in any business competing with the businesses of Company or its subsidiaries for which Consultant performed Services as such businesses exist or are in process on the date of the termination or expiration of this Agreement, as applicable, within any geographical area in which Company or its subsidiaries engage in such businesses or to Consultant’s knowledge, plan to engage in such businesses (the “Competing Business”), provided that such services to the Competing Business encompass services that are the same or substantially similar to the Services provided hereunder.

(d) Consultant agrees that it will not directly or indirectly share any Confidential Information learned during the course of this Agreement, whether directly or indirectly learned from the Company or in the course of performing its Services hereunder, with any Competing Business of Company, except for disclosures that may be expressly authorized in Section 10 of this Agreement.

(e)  Consultant agrees that the acknowledgements and agreements made in subsections (a), (b), (c) and (d) of this Section 12 are independent and severable.

13.   Compliance with Laws and Company Rules.  Consultant shall comply with all applicable laws, rules, and regulations applicable to performance of the Services.  Consultant shall not make any representations or warranties for or on behalf of Company to any person or entity.

Consultant also certifies that Company has provided Consultant a copy of, and that Consultant has read, understands and agrees to abide by the provisions of, the Tredegar Corporation Code of Conduct.  In the event Consultant enters onto any premises owned or controlled by Company, such employee shall comply with all rules, policies and procedures of Company, including without limitation those relating to health, safety and security.  Consultant further agrees to take such further and other measures as may be prudent to avoid accidents and the creation of hazardous situations in the performance of its work hereunder or while Consultant employees are on premises owned or controlled by Company.

14.    Insurance.  Consultant shall procure and maintain in effect appropriate insurance coverage as the Company and Consultant shall mutually agree is necessary to appropriately reflect the nature of Consultant’s business and the Services to be provided hereunder.

15.    Indemnity.  Consultant assumes full responsibility for its safety while carrying out the Services under this Agreement and shall indemnify and hold harmless Company, its affiliates and their officers, employees, directors and agents (the “Indemnitees”) from all claims, liabilities, costs and expenses (including reasonable attorneys’ fees), that arise out of or result from Consultant’s performance of the Services; provided, however, that nothing herein shall require Consultant to indemnify, hold harmless or defend an Indemnitee from claims arising solely from such Indemnitee’s negligence or willful misconduct.  The obligations to indemnify hereunder shall survive the expiration or termination of this Agreement.

16.    Intellectual Property/Proprietary Information.  Consultant shall respect all trademark, copyright and patent rights of Company (which include, but are not limited to, Company's brand names, designs, emblems, slogans and insignia) and shall not make, use or sell material reflecting such rights for any purpose without the express permission of Company.  Consultant shall not sell or distribute or cause to be sold or distributed to anyone other than Company, either directly or indirectly, any goods or materials which display or incorporate any of Company's trademarks, copyrighted material or patents.  Consultant shall not use Company's name in connection with promotions, advertisement, or for any other purpose without advance express written permission by an authorized representative of Company.  All written work product produced by Consultant under this Agreement shall be deemed work for hire and shall belong to Company.

17.    Subcontracting/Assignment.  Consultant shall have no right, without the prior written approval of Company, to subcontract to any third party any or all of the performance of the Services or to assign all or any part of this Agreement, and any attempt to subcontract or assign all or any part of this Agreement in violation of this provision shall be void and without effect.  In the event Company approves any such subcontracting or assignment, Consultant shall ensure that any such subcontractor or assignee shall agree in writing to abide by the confidentiality provisions of Section 10 above.

18.    Remedies.  Consultant acknowledges that its failure to comply with any of the provisions of this Agreement will irreparably harm the business of Company, and that Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, Consultant acknowledges that Company shall be entitled to injunctive relief and/or specific performance in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by Consultant under this Agreement.

19.    Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reliable overnight courier, telecopied (if applicable) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Consultant:

MOMO Partners LLC
8520 Hampton Crossing Court
Chesterfield, Virginia  23832
Attention: Monica Moretti
Telephone Number:  (804) 519-3006

Notices to Company:

Tredegar Corporation
1100 Boulders Parkway
Richmond, Virginia 23225
Attention:  General Counsel
Telephone Number:  (804) 330-1174
Facsimile Number:  (804) 330-1010

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent, telecopied or mailed.

20.    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.    Complete Agreement.  This Agreement, together with the documents incorporated herein and attached hereto, embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  For illustrative purposes only, the Employee Non-Compete Agreement Ms. Moretti signed with Tredegar Film Products Corporation, Bright View Technologies Corporation, Terphane, Incorporated and Terphane Limitada dated January 5, 2012 survives the execution of this Agreement.

22.    Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

23.    Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, Company and their respective heirs, successors and assigns, except that Consultant may not assign its rights or delegate its obligations hereunder without the prior written consent of Company.

24.    Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia, without giving effect to any choice of law provision or rule (whether of Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

25.    Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

TREDEGAR CORPORATION

By:	/s/ Nancy M. Taylor

Name:	Nancy M. Taylor
(print)

Title:	President and CEO

Date:	March 28, 2012

MOMO PARTNERS LLC

By:	/s/ Monica Moretti

Name:	Monica Moretti
(print)

Title:	Owner

Date:	March 28, 2012

The undersigned, Monica Moretti, in her individual capacity, hereby agrees to comply with and be bound by the provisions contained in Section 10 and Section 12 hereof.

/s/ Monica Moretti

Name:	Monica Moretti

Date:	March 28, 2012

Exhibit A

SERVICES

Consultant desires to work with the Company on various strategic and marketing projects to be identified by the Chief Executive Officer or such other person as the Chief Executive Officer shall designate in writing (the “Designee”).   For each project, a detailed project plan, including scope of work, milestones and/or deliverables will be developed.   Once such projects are developed and agreed to in writing by Consultant and the Chief Executive Officer or the Designee, such written agreement shall automatically supplement and amend this Exhibit A.